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Exhibit (d)(7)

INTERACTIVE INTELLIGENCE, INC.
INCENTIVE STOCK OPTION AGREEMENT

        THIS AGREEMENT is made and entered into as of [Option Date], by and between Interactive Intelligence, an Indiana corporation (the "Company") and [Name] ("Participant").

Recitals

        A.    Participant is an employee of the Company, and is in a position to contribute significantly to the Company's long term growth and strategic goals.

        B.    As an added incentive to advance the interests of the Company, the Board of Directors (the "Board") of the Company desires to grant to Participant an incentive stock option to purchase shares of the common stock of the Company in accordance with its 1995 Incentive Stock Option Plan (as amended from time to time), a copy of which is attached hereto as Exhibit A. All of the terms and conditions of the Plan are incorporated herein by reference and capitalized terms not defined herein shall have the meaning ascribed to such terms in the Plan, unless the context requires otherwise.

Agreement:

        In consideration of these recitals, the parties hereby agree as follows:

        1.    Grant of Option.    The Company hereby grants as of the date hereof ("Option Date") to Participant the right, privilege and option to purchase [Initial Grant Amount] shares ("Option Shares") of common stock of the Company at the purchase price of [Exercise Price] per share (the "Option"), in the manner and subject to the terms and conditions provided in this Agreement and the Plan. The parties acknowledge that the Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

        2.    Vesting of Option.    The Option granted herein shall become exercisable for (a) twenty percent (20%) of the Option Shares one calendar year from [Start Date] ("Commencement Date"), (b) twenty percent (20%) of the Option Shares two calendar years from the Commencement Date, (c) twenty percent (20%) of the Option Shares three calendar years from the Commencement Date, (d) twenty percent (20%) of the Option shares four calendar years from the Commencement Date, and (e) twenty percent (20%) of the Option Shares five calendar years from the Commencement Date. Vesting of the Options may be accelerated in accordance with the provisions of the Plan.

        3.    Time and Exercise of Option.    Subject to Sections 5, 6 and 7 below, at such time as the Option becomes exercisable pursuant to Section 2, the Option may be exercised in whole or in part, from time to time, prior to the tenth (10th) anniversary of the Option Date.

        4.    Method of Exercise.    The Option shall be exercised by written notice directed to the Company in substantially the form attached hereto as Exhibit B, accompanied by a check or other consideration acceptable to the Board in full payment of the option price for the specified number of shares purchased. The Company shall make prompt delivery of the certificate or certificates for such shares, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. Neither Participant nor any person claiming under or through him shall have any rights as a shareholder of the Company with respect to any of the Option Shares until full payment of the option price and delivery to him of certificates for such shares as provided herein.

        5.    Termination of Status as an Employee.    In the event of termination of Participant's Continuous Status as an Employee, Participant may, but only within thirty (30) days after the date of such termination (but in no event later than the tenth (10) anniversary of the Option Date), exercise the Option to the extent that Participant was entitled to exercise the Option at the date of such termination. To the extent that Participant was not entitled to exercise the Option at the date of such termination, the unexercisable portion of the Option shall terminate. If Participant does not exercise such Option (which Participant was entitled to exercise) within the time specified herein, such Option shall also terminate.

        6.    Disability of Participant.    Notwithstanding the provisions of Section 5 above, in the event of termination of Participant's Continuous Status as an Employee as a result of Participant's total and permanent disability (as defined in Section 22(e)(3) of the Code), such Participant may, but only within 6 months from the date of such termination (but in no event later than the tenth (10th) anniversary of the

Option Date), exercise the Option to the extent that Participant was entitled to exercise the Option at the date of such termination. To the extent that Participant was not entitled to exercise the Option at the date of such termination, the unexercisable portion of the Option shall terminate. If Participant does not exercise such Option (which Participant was entitled to exercise) within the time specified herein, such Option shall also terminate.

        7.    Death of Participant.    In the event Participant dies during the term of this Option Agreement while Participant is an Employee of the Company and Participant has been in Continuous Status as an Employee since the date of grant of the Option, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the tenth (10th) anniversary of the Option Date), by Participant's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had participant continued living and remained in Continuous Status as an Employee six (6) months after the date of death, subject to the limitations of the Plan. To the extent the Option is not or does not become exercisable by the end of such six (6) month period, the unexercisable portion of the Option shall terminate. If Participant's estate or representative does not exercise such Option (which Participant was or would have been entitled to exercise) within the time specified herein, the Option shall terminate.

        8.    Non-Transferability of Option.    The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the life-time of Participant only by Participant.

        9.    Adjustments Upon Changes in Capitalization or Merger.    (a) Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by the Option, as well as the price per share of Common Stock covered by the Option, shall by proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock of the Company or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided by the Plan, no issuance by the Company of share of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

        (b).  In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that the Option shall terminate as of a date fixed by the Board and give Participant the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

        10.    Conditions Upon Issuance of Shares.    (a) Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the company with respect to such compliance.

        (b)   As a condition to the exercise of an Option, the Company may require Participant to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

        11.    Repurchase Rights and Restrictions on Transfer.    The Shares issued upon exercise of an Option are subject to certain repurchase rights and restrictions on transfer described in the Plan.

        12.    Right to Terminate Employment.    Nothing contained in this Agreement shall restrict the right of the Company to terminate the employment of Participant at any time.

        13.    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

        14.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the state of Indiana.

        IN WITNESS WHEREOF, the parties hereby have caused this Incentive Stock Option Agreement to be executed as of the day and year first above written.

INTERACTIVE INTELLIGENCE, INC.
By:
Printed:
Title:
"COMPANY"
[Name]
"PARTICIPANT"

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  Exhibit (d)(7)